Filed Pursuant To Rule 424(b)(3)
                                                  Registration No. 333-62855



       Prospectus Supplement to Prospectus dated October 29, 1998

                      AvalonBay Communities, Inc.

                    482,313 Shares of Common Stock

     This Prospectus Supplement supplements the information we provided in our October 29, 1998 Prospectus relating to 482,313 shares of our Common Stock that we have issued or may issue in the future when we redeem limited partnership ownership interests in Avalon DownREIT V, L.P. This Prospectus Supplement is not complete without the Prospectus, and we have not authorized anyone to deliver or use this Prospectus Supplement without the Prospectus.

     In this Prospectus Supplement, we use some capitalized terms that we defined in the Prospectus. You should read the Prospectus to understand those terms. Unless we indicate otherwise, the information in this Prospectus Supplement is as of January 22, 1999.

     We are providing this Prospectus Supplement to update the following information in the table in the Prospectus under the caption "Selling Stockholders":

                                   Units Owned as
                   Shares of       of January 22,       Number of Shares
                  Common Stock    1999 that may be    of Common Stock Owned
                  Owned as of      Redeemed for         After Offering (1)
                  January 22,       Shares of         ---------------------
Name                1999          Common Stock (2)    Number   Percent (3)
---------------   -----------     -----------------   --------  -----------
Craig C. Avery        0              2,452.33            0           *

Walker Methodist
Health Center, Inc.   17,598            0                0           *


------------
*    Less than one percent.

1. Each Selling Stockholder has indicated that it intends to offer all of the Shares it currently owns, or Shares that AvalonBay may issue to it upon redemption of Units in the future. As a result, no Shares will be owned after the offering.

2. All Units listed in this column can be redeemed on a one-for-one basis for shares of AvalonBay Common Stock under certain conditions. If that happens, the Selling Stockholders may offer all of these Shares by the accompanying Propsectus.

3. We calculated the percentage of ownership based on 64,095,587 shares of Common Stock that were outstanding on January 22, 1999.



        The date of this Prospectus Supplement is January 28, 1999.